UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Universal Forest Products, Inc.

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Universal Forest Products, Inc.
2801 East Beltline NE
Grand Rapids, MI 49525

Notice of Annual Meeting

The Annual Meeting of Shareholders of Universal Forest Products, Inc. (the "Company") will be held in the Company’s Technology and Training Building, 2880 East Beltline Lane NE, Grand Rapids, MI 49525, on Wednesday, April 15, 2015, at 8:30 a.m. local time (registration begins at 8:00 a.m.) for the following purposes:

(1)	To elect one director for a two year term expiring in 2017, and to elect three directors for three year terms expiring in 2018.

(2)	To consider and vote upon a proposal to amend our Company’s Director Retainer Stock Plan.

(3)	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2015.

(4)	To participate in an advisory vote to approve the compensation of our Named Executives.

(5)	To transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on February 17, 2015, are entitled to notice of and to vote at the meeting.  To vote by telephone, shareholders of record may call toll free on a touch-tone telephone, 1-800-690-6903, enter the control number located on their Notice, and follow the recorded instructions.  To vote via the Internet, shareholders of record may go to the Internet address http://www.proxyvote.com, enter the control number located on their Notice, and follow the instructions provided.

BY ORDER OF THE BOARD OF DIRECTORS

David A. Tutas, General Counsel and Secretary
March 6, 2015

Your vote is important. Even if you plan to attend the meeting,
PLEASE VOTE YOUR PROXY PROMPTLY.

Universal Forest Products, Inc.
2801 East Beltline NE
Grand Rapids, MI 49525

Annual Meeting of Shareholders

April 15, 2015

2015 Proxy Statement

GENERAL QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

The following is information regarding the meeting and the voting process, presented in a question and answer format.

What is a proxy?

A proxy is your authorization for someone else to vote for you in the way that you want to vote and allows you to be represented at our Annual Meeting of Shareholders if you are unable to attend. When you complete and submit a proxy card, use the automated telephone voting system or the Internet voting system, you are submitting a proxy. The Board of Directors of the Company is soliciting this proxy. As used in this proxy statement, the terms “the Company,” “we,” “our” and “us” all refer to Universal Forest Products, Inc. and its subsidiaries.

What is a proxy statement?

A proxy statement is a document the United States Securities and Exchange Commission (“SEC”) requires to explain the matters on which you are asked to vote on by proxy and to disclose certain related information. This proxy statement was first made available to the shareholders on or about March 6, 2015.

Why am I receiving my proxy materials electronically instead of receiving paper copies through the mail?

Under rules adopted by the SEC, we are furnishing proxy materials to our shareholders primarily via the Internet, instead of mailing printed copies of the proxy statement and annual report. In addition to reducing the amount of paper used in producing these materials, this method lowers the costs associated with mailing the proxy materials to shareholders.

On or about March 6, 2015, we mailed to our shareholders of record (other than those who previously requested electronic delivery) a Notice of Internet Availability of Proxy Materials ("Notice") containing instructions on how to access this proxy statement  and our annual  report online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. The Notice instructs you on how to electronically access and review all of the information contained in this proxy statement and the annual report, and it provides you with information on voting.

If you received a Notice by mail and would like to receive a paper copy of our proxy materials, follow the instructions contained in the Notice about how you may request to receive your materials in printed form on a one-time or ongoing basis.

Where is this year’s proxy statement available electronically?

You may view this proxy statement and our 2014 annual report electronically by going to www.proxyvote.com.

Who can vote?

Only record holders of the Company's common stock at the close of business on February 17, 2015, the Record Date, can vote at the Annual Meeting. Each shareholder of record has one vote, for each share of common stock owned, on each matter presented for a vote at the Annual Meeting.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee, then the brokerage firm, bank or other nominee is considered to be the shareholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank or other nominee how to vote their shares. See “How can I vote?” below.

How can I vote?

If your shares are held in “street name,” follow the instructions provided by your bank, broker or other nominee. If your shares are held in your name, you can vote in one of four ways:

•	Via Internet: Go to www.proxyvote.com and follow the instructions. You may do this at your convenience, 24 hours a day, 7 days a week. You will need to have your proxy card or Notice in hand. The deadline for Internet voting is 11:59 p.m. Eastern time, April 14, 2015.

•	By Telephone: Call toll-free 1-800-690-6903 and follow the instructions. You may do this at your convenience, 24 hours a day, 7 days a week. You will need to have your proxy card or Notice in hand. The deadline for voting by telephone is 11:59 p.m. Eastern time, April 14, 2015.

•	In Writing: Complete, sign, date and return the proxy card in the return envelope provided with your proxy card.

•	In Person: Attend the Annual Meeting to cast your vote.

If you submit a proxy to the Company before the Annual Meeting, whether by proxy card, telephone or Internet, the persons named as proxies will vote your shares as you direct. If no instructions are specified, the proxy will be voted for the four directors nominated by the Board of Directors; for the amendment to the Company's Director Retainer Stock Plan; for the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 26, 2015; and for the non-binding, advisory proposal to approve the compensation of our Named Executives.

Can I revoke my proxy?

You may revoke a proxy at any time before the proxy is exercised by:

(1)	Delivering written notice of revocation to the Corporate Secretary of the Company, 2801 East Beltline NE, Grand Rapids, MI 49525;

(2)	Submitting another properly completed proxy card that is later dated;

(3)	Voting by telephone at a subsequent time;

(4)	Voting via the Internet at a subsequent time; or

(5)	Voting in person at the Annual Meeting.

If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your brokerage firm, bank or other nominee.

How many votes do we need to hold the Annual Meeting?

In order to carry on the business of the meeting, we must have a quorum. This means that at least a majority of the shares that are outstanding and entitled to vote as of the Record Date must be present in person or by proxy.

Shares are counted as present at the meeting if the shareholder either:

•	Is present and votes in person at the Annual Meeting; or

•	Has properly submitted a signed proxy card or other form of proxy (through the telephone or Internet).

On the Record Date, there were 19,986,649 shares of common stock issued and outstanding. Therefore, at least 10,193,190 shares need to be present at the Annual Meeting.

What matters will be voted on at the meeting?

You are being asked to vote on: (i) the election of three directors to serve three-year terms expiring in 2018 and the election of one  director for a  two-year term expiring in  2017; (ii) the approval of an amendment to the Company's Director Retainer Stock Plan; (iii) the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 26, 2015; and (iv) a non-binding advisory proposal on the compensation of our Named Executives, otherwise known as a “say-on-pay” proposal. These matters are more fully described in this proxy statement.

How many votes are needed for each proposal?

Except with respect to the election of directors, a majority of votes cast at the meeting will approve each matter that arises at the Annual Meeting. The directors are elected by a plurality of votes, which means that the four individuals receiving the highest number of votes cast “for” their election will be elected as directors of the Company. A “withhold authority” vote will have the same effect as a vote against the election of a particular director. Because the say-on-pay vote is advisory, it will not be binding upon the Board of Directors or the Personnel and Compensation Committee.

Also, the election of directors, the proposed amendment to the Director Retainer Stock Plan, and the say-on-pay vote are each considered non-routine matters. Consequently, if your shares are held by a broker or other fiduciary, it cannot vote your shares on these matters unless it has received voting instructions from you.

Abstentions will not be counted as entitled to vote but will count for purposes of determining whether or not a quorum is present. So long as a quorum is present, abstentions and broker non-votes will have no effect on any of the matters presented for a vote at the Annual Meeting.

What happens if a nominee is unable to stand for re-election?

The Board may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter case, shares represented by proxies may be voted for a substitute nominee. Proxies cannot be voted for more than four nominees. We have no reason to believe any nominee will be unable to stand for re-election.

What options do I have in voting on each of the proposals?

Except with respect to the election of directors, you may vote “for,” “against,” or “abstain” on each proposal properly brought before the meeting. In the election of directors, you may vote “for” or “withhold authority to vote for” each nominee.

Where will the Annual Meeting be held?

Our Annual Meeting will be held at our Technology and Training Building which is located at 2880 East Beltline Lane NE, Grand Rapids, MI 49525.  The meeting begins at 8:30 a.m., and registration commences at 8:00 a.m.

Where do I find the voting results of the meeting?

If available, we will announce voting results at the Annual Meeting. The voting results will also be disclosed on a Form 8-K that we will file with the SEC within four business days after the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on April 15, 2015

This proxy statement along with our annual report is available at: www.proxyvote.com.  A copy of our Annual Report on Form 10-K for the fiscal year ended December 27, 2014, as filed with the SEC, may be obtained without charge upon written request to the Chief Financial Officer, Universal Forest Products, Inc., 2801 East Beltline NE, Grand Rapids, MI 49525.

ELECTION OF DIRECTORS

Our Board presently consists of ten members.  These members are divided into three classes, as equal in number as possible, with the classes to hold office for staggered terms of three years each.  Our Board has nominated Louis A. Smith to a two year term expiring at our 2017 Annual Meeting of Shareholders, and Matthew J. Missad, Thomas W. Rhodes, and Brian C. Walker to three-year terms expiring at our 2018 Annual Meeting of Shareholders.  Messrs. Missad, Rhodes, and Smith are incumbent directors previously elected by our shareholders. Mr. Walker was appointed as a director in January of this year.

The persons named as proxy holders in the accompanying proxy will vote for the above-named nominees, unless a shareholder directs them differently by proxy.  If a nominee is not available for election as a director at the time of the Annual Meeting of Shareholders (a situation which is not now anticipated), the Board may designate a substitute nominee, and the accompanying proxy will be voted for the substituted nominee.

The Board of Directors recommends a vote “FOR” the election of each of the four nominees.

The following table provides certain biographical information for each person who is nominated for election as a director at our Annual Meeting of Shareholders and for each person who is continuing as an incumbent director.  The information was provided to us as of January 31, 2015, by the respective nominees and directors.

Names, (Ages), Positions, and Backgrounds of Directors and Nominees	Service as a Director

Nominees for Terms Expiring in 2017

Louis A. Smith (75) is President of the law firm of Smith and Johnson, Attorneys, P.C., of Traverse City, Michigan and serves as a member of the Advisory Council for the University of Notre Dame Law School. Mr. Smith served on The State Board of Law Examiners, upon nomination by the Michigan Committee.Supreme Court and by gubernatorial appointment.	Director since 1993. Lead Director. Member of Nominating and Corporate Governance Committee. Member of Personnel and Compensation Committee.

Mr. Smith utilizes his 49 years in the active practice of law to assist our Company’s evaluation of legal and strategic risks. He has significant business ownership expertise, including in-depth experience with regulated industries such as banking and oil and gas. He has tremendous institutional knowledge and experience based on over 20 years as a member of our Board.

Nominees for Terms Expiring in 2018

Matthew J. Missad (54) is Chief Executive Officer of our Company, a position to which he was appointed on July 13, 2011. From 1996 to 2011, he was Executive Vice President, General Counsel, and Secretary, in addition to serving on the boards of subsidiary entities, including international partnerships. Mr. Missad has been on the board of Independent Bank Corporation since October 2014, and serves on its Nominating and Corporate Governance Committee.
Director since 2011.

Mr. Missad’s experience and exposure to nearly all facets of our business is integral to the growth of our Company. Having led, at various times, the human resources, insurance, marketing, wood preservation, engineering, transportation, and compliance teams, and serving on our executive leadership team, he has an ability to understand and motivate people and teams, a capacity to simplify complex issues for sound decision-making, and a well-rounded and deep understanding of our Company’s business, people, markets, and opportunities.

Thomas W. Rhodes (53) is President and Chief Executive Officer of TWR Enterprises, Inc. of Corona, CA, a company he formed in 1984, which is the largest framing contractor in Southern California.  Mr. Rhodes has served as a board member of the California Framing Contractors Association, Building Industry Association, Orange County, and the California Professional Association of Specialty Contractors, Orange County/Inland Empire.
Director since 2012. Member of Audit Committee. Member of Personnel and Compensation Committee.

Mr. Rhodes has spent over 30 years building his business while establishing and developing relationships in the residential building and commercial construction industry. Mr. Rhodes’ experience in the site-built construction business and his career as a framing contractor and an entrepreneur provides our Board and management with meaningful insight into this market and its prospects. His creative and strategic-thinking skills enabled him to branch out into other ventures, including real estate, hotel development, and insurance. These experiences provide a unique benefit to his service on our Board

Brian C. Walker (53) is President and Chief Executive Officer of Herman Miller, Inc. of Zeeland, MI, a global provider of office furniture and services.  Previously, he served as its chief operating officer and chief financial officer.  Mr. Walker is also a director of Herman Miller, Inc.  He is a Certified Public Accountant, and serves as the lead director and chairs the Compensation Committee of Briggs & Stratton Corporation.  He served on the board of the Federal Reserve Bank of Chicago-Detroit Branch from 2009 to 2012.
Director since 2015.

Mr. Walker is a sitting CEO and has experience and expertise in finance, international business, executive compensation, strategy development, and organizational and human resource matters. Mr. Walker’s experience enables him to make valuable contributions to Board discussions concerning the Company’s strategy and operations, and his education, expertise, and experience in accounting and compensation matters provide a unique benefit as a member of our Board.

Incumbent Directors - Terms Expiring in 2016

William G. Currie (67) is Chairman of the Board of our Company. He joined our Company in 1971, serving as a salesman, general manager, vice president, and executive vice president.  He was the Chief Executive Officer of our Company from 1989 to 2006, and on January 1, 2000, also became Vice Chairman of the Board. On April 19, 2006, he was named Chairman of the Board and served as an employee with the title of Executive Chairman until he retired from our Company on July 20, 2009.  Mr. Currie has been on the board of Forestar Real Estate Group Inc. since 2008, and serves on its Audit Committee and Management Development and Executive Compensation Committee.
Director since 1978.

During his tenure with our Company, Mr. Currie created and, to this day, maintains extremely valuable relationships with many companies in the lumber and building materials industries.  He has an in-depth understanding of our Company’s supply chain and customer base, which makes him an important asset to management in assessing growth opportunities and strategic objectives.

John M. Engler (66) became President of the Business Round-table on January 15, 2011.  He was President and Chief Executive Officer of the National Association of Manufacturers from October 2004 until he took over as head of the Business Roundtable. He served as Governor of the State of Michigan from 1991 to 2003. Mr. Engler has served on the board of Fidelity Fixed Income and Asset Allocation since November 2014, and on the board of K-12 Inc. since November 2012. He served on the board of Munder Capital Management from 2003 until 2014, and on the board of Delta Airlines from 2008 until 2012.
Director since 2003. Member of Nominating and Corporate Governance Committee. Member of Personnel and Compensation Committee.

Mr. Engler's professional and legal background, coupled with his experience in successfully leading the State of Michigan for 12 years, gives him a unique capacity to understand complex issues and to simplify them in an efficient and effective manner. As President of the Business Roundtable, Mr. Engler leads an association of chief executive officers of leading U.S. companies with over $7 trillion in annual revenue and more than 16 million employees.  His work on issues ranging from tax and trade to corporate governance and regulatory policy makes him a key contributor as a director.

Bruce A. Merino (61) retired from The Home Depot in 2009, after 25 years with the company.  At the time of his retirement, he was Senior Vice President of Merchandising and President of The Home Depot's Expo Design Center.  Mr. Merino sits on the City of  Hope's Home Improvement Board Council and is its chair.
Director since 2009. Chairman of Personnel and Compensation Committee. Member of Nominating and Corporate Governance Committee.

Mr. Merino has been able to utilize his 38 years of experience in the home improvement industry to assist our Company in strategy and operations for our DIY market.  Mr. Merino understands the procurement and marketing operations of big box retailers, which is very valuable to our Company.

Incumbent Directors - Terms Expiring in 2017

Gary F. Goode (69) retired from Arthur Andersen LLP in March  Director since 2001 after 29 years.  Following his retirement, Mr. Goode has worked as an independent consultant, and has served as  Chairman of Titan Sales & Consulting, LLC since January 2004. Mr. Goode has been on the Board of Directors of Gentex Corporation since 2003 and serves on its Audit, Compensation, and Nominating Committees.
Director since 2003. Chairman of Audit Committee.

Mr. Goode is a financial expert, as defined by the SEC.  As a result of 29 years as a Certified Public Accountant, he gained valuable insight into a wide variety of businesses.  His financial acumen, coupled with these varied business experiences, provides a great frame of reference for successful business practices at other companies. His working career also gives him extensive experience working with companies whose securities are registered with the SEC.

Mark A. Murray (60) serves as Co-CEO and Vice Chairman of  the Board of Meijer Inc., a regional retail chain.  He has been in executive leadership at Meijer since 2006 following his service as President of Grand Valley State University.  He also served   as Treasurer for the State of Michigan from 1999 to 2001 and Vice President of Finance and Administration for Michigan State University from 1998 to 1999.  In addition to his service on our Board, he is a director for DTE Energy and serves on its Nuclear Review Committee and its Public Relations Committee.  Mr. Murray is also a director or trustee of many community and professional organizations.
Director since 2004. Chairman of Nominating and Corporate Governance Committee. Member of Audit Committee.

Mr. Murray is a financial expert, as defined by the SEC.  His qualifications to sit on our Board include his experience as president of a major Michigan-based corporation and his experience as a university president and a State of Michigan government official.  He also has extensive experience in financial accounting matters for complex organizations, strategic planning and corporate development, combined with strong skills in corporate finance, sales and marketing, government relations and public policy.  He also has experience serving as a director of another publicly-traded corporation.

Mary E. Tuuk (50) is Executive Vice President of Corporate Services, and Secretary of the Board of Directors, for Fifth Third Bancorp of Cincinnati, OH.  Prior to assuming her current role,  Ms. Tuuk served as President of Fifth Third Bank (Western Michigan) where she had leadership responsibility for the growth and strategic direction of major lines of business.  From June 2007 through December 2011, Ms. Tuuk held the positions of Executive Vice President and Chief Risk Officer of Fifth Third Bancorp.  She has been named one of the “25 Women to Watch in Banking” by the American Banker magazine each year since 2008.  She serves on the boards of a variety of civic and charitable organizations and foundations.
Director since 2014. Member of Audit Committee. Member of Personnel and Compensation Committee.

Ms. Tuuk’s experience in financial services adds a unique perspective to our Board.  Her expertise in enterprise risk manage- ment, corporate and legal compliance, regulatory management, government affairs, and strategic planning further enhances her value as a Board member.

CORPORATE GOVERNANCE AND BOARD MATTERS

Our Board is committed to sound and effective corporate governance practices. The Board has documented those practices in our Corporate Governance Principles (the “Principles”). These Principles address director qualifications, director responsibilities, periodic performance evaluations, stock ownership guidelines, and a variety of other corporate governance matters.  These Principles also require the Board to have an Audit Committee, Nominating and Corporate Governance Committee, and a Personnel and Compensation Committee.  The Principles, along with the charters of each of these committees, are available for review on our website at www.ufpi.com under the tab “Investor Relations.”

Code of Business Conduct and Ethics and Code of Ethics for Senior Financial Officers

We have adopted a Code of Business Conduct and Ethics that applies to our employees, officers, and directors.  We have also adopted a Code of Ethics for Senior Financial Officers.  Each Code is posted on our website, and any changes or waiver to either code will be disclosed on our website at www.ufpi.com under the tab “Investor Relations.”

Affirmative Determination Regarding Director Independence and Other Matters

As required by the Principles, our Board has determined each of the following directors to be an "independent director," under the Nasdaq Stock Market Rules (the "Nasdaq Standard"):  John M. Engler, Gary F. Goode, Bruce A. Merino, Mark A. Murray, Thomas W. Rhodes, Louis A. Smith, Mary E. Tuuk, and Brian C. Walker.  There are no family relationships between or among the directors and our executive officers.

To assist our Board, the Nominating and Corporate Governance Committee reviewed the applicable legal standards for director and board committee independence, as well as the criteria applied to determine "audit committee financial expert" status and the answers to annual questionnaires completed by each of the directors.  On the basis of this review, the Nominating and Corporate Governance Committee delivered a report to the full Board, and the Board made its independence and "audit committee financial expert" determinations based upon that report and each member's review of the information made available to the Nominating and Corporate Governance Committee.

The effectiveness of each of our directors is monitored through the use of an annual assessment.  Our Board does not have a mandatory retirement age policy.  We believe that the ability of a Board member to add value to our Company is not dependent on age; rather, it is based on the director's actual performance.  As a result, we expect that some directors will not serve until a typical retirement age, while others may serve longer. In addition, we evaluate the tenure of individual directors as well as the collective tenure of our Board.  In connection with this evaluation, we strive to maintain a balanced composition of relatively new and meaningful tenured directors with the objective of fostering the input of new ideas and thoughts while maintaining a strong historical perspective and deep understanding of our business and the markets we serve.

Committees

Audit Committee.  Each member of the Audit Committee is "independent" under the Nasdaq Standard as well as the applicable rules of the SEC for audit committee membership. Our Board has determined that Mr. Goode and Mr. Murray each qualify as an "audit committee financial expert," as defined in Item 407(d) of Regulation S-K of the Securities Exchange Act of 1934 (the "Exchange Act").  The full responsibilities of the Audit Committee are set forth in the Audit Committee Charter.  In general, the primary purpose of this Committee is to assist the Board in overseeing management's conduct of our financial reporting processes and system of internal controls regarding finance, accounting, legal compliance, and ethics.  During 2014, the Audit Committee held ten meetings.

Personnel and Compensation Committee.  Each member of this Committee is “independent” under the Nasdaq Standard. The Committee is responsible for reviewing and recommending to the Board the timing and amount of compensation for key employees, including salaries, bonuses, and other benefits, as well as director compensation. This Committee is also responsible for administering our equity-based incentive plans and for reviewing compensation plans and awards as they relate to key employees. The Committee has the authority to retain consultants and third-party advisors for assistance. The Committee has the ultimate authority to determine matters of executive compensation; however, it may rely upon recommendations of our Chief Executive Officer for matters of compensation for officers and Named Executives (as defined in the Summary Compensation Table), other than the Chief Executive Officer.  Additional information on the Committee's role and practices involving executive compensation is described in the Compensation Discussion and Analysis in this proxy statement.  The full responsibilities of the Personnel and Compensation Committee are set forth in its Charter.  During 2014, the Personnel and Compensation Committee held two meetings.

Nominating and Corporate Governance Committee.  Each member of the Nominating and Corporate Governance Committee is "independent" under the Nasdaq Standard.  The Nominating and Corporate Governance Committee considers and proposes director nominees to the Board for election by our shareholders, selects candidates to fill Board vacancies as they may occur, makes recommendations to the Board regarding Board committee memberships, reviews succession planning for the Chief Executive Officer, generally monitors our corporate governance system, and performs any other functions or duties deemed appropriate by our Board.  The full responsibilities of the Nominating and Corporate Governance Committee are set forth in its Charter.  The Committee and Board adopted a Policy Governing Director Qualifications and Nominations, the details of which are described below, which include certain minimum qualification and board composition standards.  In view of the age and tenure of certain members of the Board, the Committee has been active in seeking and evaluating qualified candidates, consistent with the Policy Governing Director Qualifications and Nominations (described below) to serve on the Board.  This effort led to the recent appointment of Mr. Walker to the Board in January of this year.  Mr. Walker was recommended as a nominee by a number of sources, including non-management directors and management.  During 2014, the Nominating and Corporate Governance Committee held two meetings.

Shareholder Nominees for Director.  Our Articles of Incorporation contain certain procedural requirements applicable to shareholder nominations of directors.  A shareholder who wishes to nominate a person to serve as a director must provide us with written notice. The notice must include: (1) the name and address of both the shareholder who intends to make the nomination and the person or persons nominated; (2) a representation that the shareholder is a current holder of record, will continue to hold those shares through the date of the meeting, and intends to appear in person or by proxy at the meeting; (3) a description of all arrangements between the shareholder and each nominee; (4) the information regarding each nominee as would be required to be included in a proxy statement filed under Regulation 14A of the Exchange Act had the nominee been nominated by the Board; and (5) the consent of each nominee to serve as director.  The nominee's written consent to the nomination and sufficient background information on the candidate must be included to enable the Nominating and Corporate Governance Committee to make proper assessments as to his or her qualifications.  Nominations must be addressed to the Chairman of the Nominating and Corporate Governance Committee at our headquarters, and must be received no fewer than 60 days but not more than 90 days prior to our Annual Meeting of Shareholders.

Director Qualifications and Requirements.  Our Board has adopted a Policy Governing Director Qualifications and Nominations (the “Policy”).  The Policy is included in the Nominating and Corporate Governance Committee’s Charter, which is available on our Company’s website.  The Policy sets forth the general process the Committee is required to follow for identifying and evaluating director nominees, including nominees recommended by shareholders.  Under the Policy, the Committee has the authority to seek director candidates from any source deemed appropriate, including recommendations of candidates submitted by shareholders.  The Policy requires the Committee to evaluate all proposed director candidates in the same manner, irrespective of the source of the initial recommendation of the proposed candidate.

The Policy includes minimum qualification standards, Board composition standards, and additional qualification criteria.  With respect to the former, the Policy requires that the Committee be satisfied that each recommended nominee meet the following qualifications:

(1)	Integrity. The candidate must exhibit high standards of personal integrity and ethical character.

(2)	Absence of Conflicts of Interest. The candidate must not have any interests that would impair his or her ability to (i) exercise independent judgment, or (ii) otherwise discharge the fiduciary duties owed as a director to our Company and its shareholders.

(3)	Fair and Equal Representation. The candidate must be able to represent fairly and equally all shareholders of our Company, without favoring or advancing any particular shareholder or other constituency.

(4)	Experience. The candidate must have experience at a strategic, policy making, or senior management level in a business, government, non-profit, or academic organization of high standing.

(5)	Business Understanding. The candidate must have a general appreciation regarding major issues facing public companies of a size and operational scope similar to the Company, including contemporary governance concerns, regulatory obligations of a public issuer, strategic business planning, and basic concepts of corporate finance.

(6)	Available Time. The candidate must have, and be prepared to devote, adequate time to our Board and its committees.

In addition to these minimum qualification criteria, the Committee is required to recommend Board candidates to help ensure that a majority of our Board is independent, that each of the Audit, Personnel and Compensation, and Nominating and Corporate Governance Committees is comprised entirely of independent directors, and that at least one member of the Audit Committee qualifies as an Audit Committee financial expert.  The Committee and our Board also consider diversity in their identification of director candidates.  Diversity in business and professional experience, education, and background benefit our Company by increasing the range of skills and perspectives available to our Board.  Director nominees are selected without regard to race, gender, religious belief, or national origin.  Our Board believes that adherence to these principles will provide an environment and practices that will yield the best return for our shareholders.

The Committee has, to date, not paid any third-party fees to assist in identifying and evaluating nominees.  The Committee has not received any recommended nominations from any of our shareholders in connection with our 2015 Annual Meeting of Shareholders.

Communications with the Board

Generally, shareholders who have questions or concerns regarding our Company should contact Investor Relations at 800-598-9663.  However, any shareholder who wishes to address questions regarding the business or affairs of our Company directly with the Board or any individual director should direct his or her questions in writing to our Secretary at 2801 East Beltline NE, Grand Rapids, MI 49525.  Our Secretary has been directed to promptly forward all communications to the full Board or the specific director indicated in the letter.

Meeting Attendance

Each director is expected to make a reasonable effort to attend all meetings of our Board, applicable committee meetings, and the Annual Meeting of Shareholders.  All of our directors attended our 2014 Annual Meeting of Shareholders, except for Mr. Walker who was appointed to the Board in January 2015.  During the last fiscal year, there were four regular meetings of the Board, and the Board took action by unanimous written consent on three occasions. All of the directors attended all of the Board and Committee meetings for which they were eligible to attend.  During fiscal 2014, the independent members of our Board met in executive session, without the presence of management, on four occasions.

Leadership Structure and the Board's Role in Risk Oversight

William G. Currie, our current Chairman of the Board, was formerly our Company’s Chief Executive Officer and served as Executive Chairman until his retirement from our Company in July 2009.  Our Board holds sessions of its meetings that are exclusively attended by independent directors, excluding the presence of our Chairman.  Louis A. Smith serves as Lead Director to chair the meetings of independent directors, to communicate actions requested by the independent directors, and to serve as a liaison between the independent directors and our Chief Executive Officer.  Mr. Smith receives $10,000 per year for serving in this capacity.  We believe that the governance of our Board, as currently constituted, is more effective by separating the offices of chairman of the board and chief executive officer.

Our Board of Directors, through its three committees, has an advisory role in risk oversight for our Company. Company management maintains primary responsibility for the risk management of our Company. The current trends toward increased regulation, litigation, and political volatility make it extremely difficult to predict the type and magnitude of risks facing our Company. In spite of this unpredictability, our Board relies on the representations of management, periodic reports from our independent auditors, as well as internal audit services performed by a third party, our Company's systems of internal controls, our Company's insurance advisors, and the historically conservative practices of our Company to provide comfort on our Company's ability to manage its risks.  Management's discussion of current risk factors are set forth in our Company's Annual Report on Form 10-K.

PROPOSED AMENDMENT TO THE DIRECTOR RETAINER STOCK PLAN

On April 28, 1994, our shareholders approved the Universal Forest Products Director Retainer Stock Plan (the "Plan"), which was subsequently amended by our shareholders on April 18, 2007 and again on April 18, 2012.  This Plan was created to provide eligible directors with a means of expressing their commitment to the Company by subjecting their deferred retainer fees to the market performance of our stock.  The Board has adopted, subject to your approval, an amendment to the Plan to authorize an additional 50,000 shares of common stock for issuance under the Plan.

The following is a summary of the principal features of the Plan.

Eligibility and Participation.  Directors who are neither contractual nor common law employees of the Company or any of our subsidiaries are eligible to participate in the Plan. A director may choose to participate in the Plan by electing to defer (1) all, but not less than all, of his or her annual retainer, board and committee meeting fees, and any committee chairperson fees (collectively, the “Deferred Retainer”), and/or (2) all, but not less than all, of the shares issuable under our Director Stock Grant Program (which provides for the grant of 100 shares of our common stock for each Board meeting attended, up to an annual maximum of 400 shares) in return for shares of our common stock, on a deferred basis.  If a director elects to participate in the Plan, we are obligated to credit his or her reserve account with a number of units that is equal to 110% of the Deferred Retainer (but not the shares deferred under the Director Stock Grant Program), as periodically "earned" by the director, divided by the closing price of our common stock on the day the amounts are earned.  For purposes of crediting a director's account, the amounts of the annual retainer are deemed to be earned on May 1 (February through April amounts), August 1 (May through July amounts), November 1 (August through October amounts), and February 1 (November through January amounts).  Accounts under the Plan are credited on each day we declare a cash dividend to holders of our common stock.

Amounts accumulated in a director's reserve account are payable only in shares of our common stock.  We are obligated to commence distribution from the account upon the first to occur of a director's termination of service as a director (referred to as "Retirement"), death, or total and permanent disability.

Shares Reserved.  Our shareholders initially authorized 50,000 shares of common stock for issuance under the Plan.  On April 18, 2007, our shareholders authorized an additional 50,000 shares of common stock for issuance under the Plan, and on April 18, 2012, our shareholders authorized an additional 50,000 shares of common stock for issuance under the Plan.  In the case of stock dividends or similar transactions, the number of shares available for grant under the Plan, is subject to adjustment.  If the proposed amendment is approved by our shareholders, the total number of authorized shares under the Plan would increase to 200,000.

Summary of Federal Income Tax Consequences.  The following paragraphs summarize the federal income tax consequences with respect to a director's participation in the Plan, based upon management's understanding of existing federal income tax laws.

A director who participates in the Plan will not recognize taxable income at the time of election to participate or at the time we credit a director's reserve account.  Management understands that because a participating director must elect his or her participation on or before the beginning of the next taxable year, none of the director's retainer or shares otherwise issuable under our Director Stock Grant Program, relating to that election, will be deemed earned at the time of that election.  Only all or none of the director's annual retainer and shares issuable under the Director Stock Grant Program may be deferred under this Plan.  Consequently, a director will recognize income only upon delivery of the shares of common stock as distributed under the terms of the Plan. At the time of delivery of those shares, the fair market value of the common stock delivered will be treated as ordinary income to the recipient.  At that time, the Company will be entitled to a deduction equal to the amount of ordinary income recognized by the recipient.

Amendment and Termination.  The Board may amend or terminate the Plan at any time, provided that the Plan cannot be amended without shareholder approval if the amendment would increase the maximum number of shares of common stock which may be made subject to the Plan, materially increase the benefits accruing to the directors under the Plan, or materially modify the requirements as to eligibility under the Plan.

Proposed Amendment.  At its meeting on January 30, 2015, our Board approved the issuance of an additional 50,000 shares under the Plan, subject to shareholder approval.  As of January 1, 2015, 136,613 shares had been issued under the Plan.  Accordingly, our Board and management are soliciting shareholder approval to amend the Plan to increase the number of shares available for issuance under the Plan from 150,000 shares to 200,000 shares.

The affirmative vote of a majority of our common stock voted at our Annual Meeting of Shareholders is required to approve the proposed amendment to the Plan.  Any broker non-vote or any ballot or proxy marked "abstain" will not be counted as a vote cast.  Unless otherwise directed by marking on the accompanying proxy, the proxy holders named therein will vote for the approval of the proposed amendment to the Plan.  Votes will be counted by inspectors of election appointed by the presiding officer at our Annual Meeting of Shareholders.

The Board of Directors recommends a vote FOR the proposed amendment to the Plan.

RATIFICATION OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2015

On February 23, 2015, the Audit Committee selected Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending December 26, 2015.  Effective February 27, 2014, the Audit Committee approved the engagement of Deloitte as the Company's independent registered public accounting firm for purposes of auditing the Company's financial statements, effective as of that date.  This was the result of a competitive process for purposes of selecting an audit firm to serve as our independent registered public accounting firm.  This selection resulted in the dismissal of Ernst & Young LLP ("E&Y"), which had served that role until that date.  The services provided by Deloitte for 2014 and by E&Y for 2013 are described below under the caption “Independent Registered Public Accounting Firm – Disclosure of Fees.”

The audit report of E&Y on the consolidated financial statements of the Company as of and for the year ended December 28, 2013, did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.  The audit report of Deloitte on the consolidated financial statements of the Company as of and for the year ended December 27, 2014, did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the two most recent calendar years ended December 27, 2014 and December 28, 2013, and from December 28, 2013 through February 27, 2014, the effective date of E&Y's dismissal (the "Relevant Period"), there have been no (i) disagreements between the Company and E&Y on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to E&Y's satisfaction, would have caused E&Y to make reference to the subject matter of such disagreements in connection with its reports for those years, or (ii) reportable events as described in Item 304(a)(1)(v) ("Reportable Events") of Regulation S-K.

During the Relevant Period, neither the Company nor (to the Company's knowledge) anyone acting on behalf of the Company, consulted with Deloitte regarding either (i) the application of accounting principles to a specified transaction (either contemplated or proposed), (ii) the type of audit opinion that might be rendered on the Company's financial statements, or (iii) any matter that was either the subject matter of a "disagreement," as described in Item 304(a)(1) of Regulation S-K, or a Reportable Event.

We are asking our shareholders to ratify the selection of Deloitte as our independent registered public accounting firm.  Although ratification is not legally required, the Board is submitting the selection of Deloitte to our shareholders for ratification as a matter of good corporate governance.  Representatives of Deloitte are expected to be present at our Annual Meeting of Shareholders to respond to appropriate questions and to make such statements as they may desire.  The affirmative vote of the holders of the majority of the shares represented in person or by proxy and entitled to vote on this item will be required for approval.

If our shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee and the Board.  Even if the selection is ratified, the Audit Committee, at its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of our Company and our shareholders.

The Board of Directors recommends a vote “FOR” this proposal to ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for fiscal 2015.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM – DISCLOSURE OF FEES

As explained above, E&Y served as our independent registered public accounting firm for the fiscal year ended December 28, 2013, and Deloitte served as our independent registered public accounting firm for the fiscal year ended December 27, 2014.  The following table sets forth the fees we paid to E&Y and Deloitte for those years, respectively, all of which were pre-approved by the Audit Committee.

	2014	2013
Audit Fees(1)	$475,000	$691,000
Audit Related Fees	0	0
Tax Fees	40,000	0
All Other Fees	0	0
Total	$515,000	$691,000

(1)	Includes annual audit, quarterly reviews, audit of internal controls, and consultation. The 2013 year includes a preferability letter related to goodwill evaluation.

Audit Committee Pre-Approval Policy.  The Audit Committee has established a pre-approval policy and procedures for audit, audit-related, and tax services that can be performed by our independent registered public accounting firm. The policy sets out the specific services that must be pre-approved by the Audit Committee, and places limitations on the scope of these services while ensuring that the independence of the auditors to audit our financial statements is not impaired.  The policy prohibits us from retaining Deloitte for services which are proscribed by rules of the SEC.  In addition, the policy requires disclosure of non-audit services performed by our auditors.  The pre-approval policy does not include a delegation of the Audit Committee's responsibilities and authority under the pre-approval policy.

ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

Consistent with our Board's recommendation, and as approved by our shareholders, we allow our shareholders the opportunity to vote, on an advisory and annual basis, on the compensation of our Named Executives. Because your vote is advisory, it will not be binding on our Board.  However, our Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Our Company has had a long-standing tradition of delivering results to our shareholders.  Because the compensation of our executives has been closely linked to Company performance, our executive compensation programs have played a major role in our ability to drive strong financial results and attract and retain a highly experienced, successful team to manage our Company.

Our compensation programs are substantially tied to our key business objectives and the success of our shareholders.  If the value we deliver to our shareholders declines, so does the compensation we deliver to our executives.  We closely monitor the compensation programs and pay levels of executives of companies of similar size and complexity, with the objective that our compensation programs are within the norm of a range of market practices and remain competitive.

We believe our executive compensation programs are effective and structured in a manner that (a) is consistent with our compensation philosophy and objectives (as described in our Compensation Discussion and Analysis below), (b) promotes our business objectives, and (c) supports our culture and traditions that have existed for over 60 years.

The advisory vote on executive compensation was conducted at our Annual Meeting of Shareholders in 2014, based on the disclosure of our executive compensation in the proxy statement for that meeting.  Approximately 98% of the shares voted at that meeting approved of the compensation paid to our Named Executives.  The Board considered the results of this vote as supportive of the Company's compensation policies and programs, and did not make any material changes to those policies and programs as a result of that vote.

Accordingly, our Board of Directors recommends that you vote in favor of the following resolution:

"RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and related material disclosed in the Company’s proxy statement for its 2015 Annual Meeting of Shareholders, is hereby APPROVED."

The Board of Directors recommends a vote “FOR” this proposal.

OWNERSHIP OF COMMON STOCK

The following table sets forth information as to each shareholder known to have been the beneficial owner of more than five percent (5%) of our outstanding shares of common stock as of December 31, 2014:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (2)

Franklin Resources, Inc.	2,183,032	(3)	10.9%
One Franklin Parkway
San Mateo, CA 94403

BlackRock, Inc.	2,021,067	(4)	10.1%
40 East 52nd Street
New York, NY 10022

Dimensional Fund Advisors LP	1,681,469	(5)	8.3%
Palisades West, Building One
6300 Bee Cave Road
Austin, TX 78746

Heartland Advisors, Inc.	1,572,581	(6)	7.9%
789 North Water Street
Milwaukee, WI 53202

The Vanguard Group, Inc.	1,256,256	(7)	6.2%
100 Vanguard Blvd.
Malvern, PA 19355

T. Rowe Price Associates, Inc.	1,196,830	(8)	5.9%
100 E. Pratt Street
Baltimore, MD 21202

(1)	Except as otherwise indicated by footnote, each named person has sole voting and investment power with respect to the shares indicated.

(2)	Shares outstanding for this calculation include 18,737 shares which are subject to options exercisable in 60 days.

(3)	Franklin Resources, Inc., either directly or through affiliated companies, beneficially owned this number of shares, as noted on the Schedule 13G it filed with the SEC on February 10, 2015.

(4)	BlackRock, Inc., either directly or through affiliated companies, beneficially owned this number of shares, as noted on the Schedule 13G it filed with the SEC on January 10, 2015

(5)	Dimensional Fund Advisors LP ("Dimensional"), an investment advisor, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (the "Funds"). All shares are owned by the Funds. Dimensional possesses investment and/or voting power over our Company's securities and may be deemed to be the beneficial owner of the shares, as noted on the Schedule 13G it filed with the SEC on February 5, 2015. Dimensional expressly disclaims beneficial ownership of such securities.

(6)	Heartland Advisors, Inc., either directly or through affiliated companies, beneficially owned this number of shares, as noted on the Schedule 13G it filed with the SEC on February 13, 2015.

(7)	The Vanguard Group, Inc., either directly or through affiliated companies, beneficially owned this number of shares, as noted on the Schedule 13G it filed with the SEC on February 11, 2015.

(8)	These securities are owned by various individuals and institutional investors which T. Rowe Price Associates, Inc. ("Price") serves as an investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price is deemed to be a beneficial owner of such securities; however, Price expressly disclaims that it is the beneficial owner of such securities (as noted on the Schedule 13G it filed with the SEC on February 11, 2015).

SECURITIES OWNERSHIP OF MANAGEMENT

The following table contains information with respect to ownership of our common stock by each director, nominees for election as director, each Named Executive in the tables under the caption "Executive Compensation," and all executive officers and directors as a group.  The information in this table was furnished by our officers, directors, and nominees for election of directors, and represents our understanding of circumstances in existence as of December 27, 2014:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (2)

William G. Currie	89,869		*
Patrick M. Webster	71,314		*
Matthew J. Missad	69,415	(3)	*
Michael R. Cole	43,711	(3)	*
Gary F. Goode	32,859	(4)	*
Louis A. Smith	31,314	(4)	*
Mark A. Murray	26,498	(4)	*
Patrick M. Benton	17,720	(3)	*
John M. Engler	17,491	(4)	*
Allen T. Peters	11,419	(3)	*
Thomas W. Rhodes	7,610	(4)	*
Bruce A. Merino	6,873		*
Mary E. Tuuk	0		*
Brian C. Walker	0

All directors and executive officers as a group (20 persons)	611,826(3	)(4)	3.1%

* Less than one percent (1%).

(1)	Except as otherwise indicated by footnote, each named person has sole voting and investment power with respect to the shares indicated.

(2)	Shares outstanding for this calculation include 18,737 shares which are subject to options exercisable in 60 days.

(3)	Includes shares subject to issuance under our deferred compensation plans for Messrs. Missad, Cole, Webster, Benton, and Peters in the amount of 18,389 shares; 6,923 shares; 32,705 shares; 718 shares; and 1,214 shares, respectively.

(4)	Includes shares held in our Director Retainer Stock Plan for Messrs. Engler, Goode, Murray, Rhodes, and Smith who hold 5,758 shares; 23,526 shares; 16,465 shares; 5,576 shares; and 13,607 shares, respectively.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

We believe our employees are our most important asset. Our executive compensation program has been designed to motivate, reward, attract, and retain the management deemed essential to ensure our Company’s success.  The program seeks to align executive compensation with Company objectives, business strategy, and financial performance.  In applying these principles, we seek to:

-	Create an environment that rewards performance for achievement of Company goals;
-	Attract and retain key executives critical to the long-term success of our Company; and
-	Align the interests of executives with the long-term interests of shareholders through stock ownership initiatives and requirements.

We believe the compensation of our executives should reflect the performance of the business units in which they are involved and for which they are responsible.  We further believe the performance of our executives in managing our Company, considered in light of general economic and specific Company, industry, and competitive conditions, should be the basis for determining their overall compensation.

What Our Compensation Program is Designed to Reward

Our compensation program is designed to reward overall financial performance and each person’s individual contribution to our Company.  In measuring an individual’s contribution to our Company, the Personnel and Compensation Committee (the "Committee") considers numerous factors, including the individual's contribution to Company performance, individual performance relative to pre-established goals, and general economic conditions in the markets we serve.

Compensation Program Components

The Committee has responsibility for establishing, implementing, and monitoring adherence to our compensation philosophy and established programs.  The Committee seeks to ensure that the total compensation paid to our executives is fair, reasonable, and competitive.

The principal components of our executive compensation consist of (a) base salary, (b) annual performance incentives (generally paid under our Performance Bonus Plan), and (c) long-term incentive compensation (generally payable in the form of equity-based compensation awards).  Base salaries are set for our executive officers at the Committee's January meeting each year.  At this meeting, our Chief Executive Officer makes compensation recommendations to the Committee with respect to our executive officers.  The Committee may accept or adjust such recommendations; it makes the sole determination of the compensation for our Chief Executive Officer.

Base Salaries.  Historically, we have provided modest base salaries relative to market averages and created opportunities for significant performance-based incentive compensation.  The Committee has complete discretion in determining base salary amounts (including the grant and amount of any annual discretionary incentive payments or stock or option awards), regardless of whether corporate or individual performance goals are achieved.

The Committee may, but is not required to, use objective and subjective measures in exercising its discretion in setting base salaries.  Although the Committee does not use the data to set salaries, the Committee has reviewed the compensation information of our peer group companies.  Our current peer group companies are:  BlueLinx Holdings Inc., Builders First Source, and Louisiana Pacific Corp.

The Committee also has access to publicly available compensation information from other publicly held companies to make informed decisions regarding pay and benefit practices, including base salaries.  However, this information is not used to set salaries for our Named Executives.  Surveys prepared by management are also used to periodically ensure that our Company is maintaining its labor market competitiveness.  The Committee presently does not engage any consultant for executive and/or director compensation matters.  Historically, our Company has utilized third-party data on compensation practices and base pay scales solely for purposes of clarifying that our Company's base compensation is generally competitive.  To date, the Committee has not used that information for purposes of either establishing base salaries or ultimately justifying the eventual establishment of base salaries.

The Committee approved salary increases to the Named Executives, identified in the Summary Compensation Table, as follows:

Named Executive	Effective Date	New Salary	% Increase
Matthew J. Missad	February 1, 2015	$536,450	1.8%
Michael R. Cole	February 1, 2015	$345,983	1.8%
Patrick M. Webster	February 1, 2015	$394,551	1.9%
Allen T. Peters	February 1, 2015	$259,500	2.8%
Patrick M. Benton	February 1, 2015	$250,000	0.0%

Annual Incentive Compensation.  Our annual Performance Bonus Plan ("Performance Plan") provides for the contribution of a fixed percentage of pre-bonus operating profit to each of a number of bonus pools, based upon the pre-bonus Return on Investment (“ROI”) of each plant, region, and division (each of which is referred to as a "Business Unit"), as well as a separate Corporate Business Unit bonus pool.  Combined, these bonus pools are the source for our Company’s aggregate bonus awards.

ROI is determined based upon the Business Unit's pre-bonus operating profit, less income taxes, divided by the average investment of the Business Unit.  Average investment is defined as the average of inventory, plus accounts receivable, plus net property, plant and equipment, plus intangibles, less accounts payable.

At the beginning of each year, each Named Executive is allocated a fixed percentage of the bonus pool of his or her respective Business Unit.  The amount of an employee's percentage of his or her bonus pool is generally reflective of that person's relative degree of responsibility for the operations and result of that Business Unit, as well as his or her performance and tenure with the Company.  If the Business Unit generates profits which result in a bonus pool, the participant receives the allocated percentage as a performance bonus. The dollar amount of that pool is based upon the Business Unit’s aggregate ROI.  As ROI increases, a higher percentage of pre-bonus operating profit is contributed to the pool.

For the Corporate Business Unit, the minimum contribution percentage of 4.59% of pre-bonus operating profit occurs at the lowest level of ROI, which is 4.50%.  The maximum contribution percentage of 10.47% occurs at an ROI of 25.50% and higher.  In general, for every hundred basis point improvement in ROI, our Company contributes an approximate, additional 28 basis points of pre-bonus operating profit to the Corporate Business Unit bonus pool.  Three of our Named Executives participated in the Corporate Business Unit bonus pool in 2014.

For 2014, we achieved an overall ROI of 10.88%.  This resulted in a contribution of $7,392,697 to the Corporate Business Unit bonus pool, which equaled 6.27% of pre-bonus operating profit. The performance bonus for each of the Named Executives (other than Messrs. Benton and Peters) was based upon our Company's total ROI.  The performance bonuses for Messrs. Benton and Peters were based upon the ROI of their respective Business Units.

The bonus amount for Mr. Missad was determined by the Company's ROI, as a whole.  Based upon that performance, we contributed the calculated amount of pre-bonus operating profit to the Corporate Business Unit bonus pool.  Mr. Missad was eligible to receive a 20% allocation of the Corporate Business Unit bonus pool for 2014.  That percentage, multiplied by the amount of that bonus pool, yielded a bonus for Mr. Missad of $1,478,539 for 2014. However, this amount exceeds our Company policy which prohibits the cash payment of a performance bonus that is more than 175% of a participant’s base salary at the time the bonus is payable.  As a result, Mr. Missad received a cash bonus of $938,788 for 2014, which was approximately 12.70% of the Corporate Business Unit bonus pool.

The Company adopted the policy limiting cash bonus payments to 1.75 times a participant's base salary in 2008.  Effective in January of this year, in order to respond to competitive market pressures and preserve the Company's practice of maintaining lower than market base salaries, the Committee and the Board modified the policy.  Under the revised policy, the amount earned by an employee under the Performance Plan in excess of the permitted cash bonus amount (the "Excess Bonus ") is paid in the form of shares of restricted Company common stock under our LTSIP (described below).  Depending upon the amount of the Excess Bonus, the restricted shares are subject to either three year or five year cliff vesting.

For the restricted stock awards granted in 2015 based upon 2014 performance under the Performance Plan, the Excess Bonus was paid in the form of shares of restricted stock that vest, in full, on the third anniversary of the award date, based upon the Fair Market Value of the Company's common stock on the award date.  The number of shares that are subject to three year vesting is limited, however, to a maximum of 1.25 times the employee's current salary, multiplied by 1.75, and less the cash portion of the bonus.  Any Excess Bonus above this limit (less an aggregate of 7,072 shares of restricted stock that were reallocated to other employees) was paid in the form of shares of restricted Company stock that cliff vest on the fifth anniversary of the award date.  The Committee approved management's recommendation to allocate $356,180 (otherwise payable to the Named Executives), to other non-Named Executive employees which was paid in the form of restricted stock subject to five-year vesting (the "Reallocated Restricted Stock Amount").

The following table discloses and explains the determination of bonuses earned by the Named Executives under our Performance Plan for 2014.  As is explained above, actual cash bonus payments are limited to 175% of each participant's base salary at the date of payment of the bonus.  For 2014, the actual cash bonus payments to Messrs. Missad, Webster, and Peters were less than the amount they earned.

Named Executive	Actual ROI (1)	Percent of Pre-Bonus Operating Profit Contributed to the Corporate Business Unit Bonus Pool		Allocation of Participation in the Corporate Business Unit Bonus Pool		Cash Performance Bonus Paid
Matthew J. Missad	10.88%	6.27%		20.00%		$938,788	(2)
Michael R. Cole	10.88	6.27		8.00		$591,416
Patrick M. Webster	10.88	6.27		15.00		$690,464	(2)
Allen T. Peters	14.35	2.77	(3)	50.00	(3)	$454,125	(2)
Patrick M. Benton	11.15	2.47	(3)	75.00	(3)	$500,988

(1)	The Committee periodically establishes ROI threshold achievement levels for each Business Unit, which may vary among the different Business Units.

(2)	For 2014, the earned bonuses for Messrs. Missad, Webster, and Peters equaled $1,478,539; $1,108,905; and $783,144, respectively.

(3)	For 2014, Messrs. Peters and Benton did not participate in the Corporate Business Unit bonus pool. Rather, the incentive compensation for each of them was based upon the ROI of their respective Business Unit. In connection with the transfer of Mr. Benton's role in the Company, his bonus was based upon a pro-rated percentage of the bonus pools for the two Business Units he served.

We have approximately 80 bonus pools, one for each Business Unit, as well as the separate Corporate Business Unit pool.

Chief Executive Officer. The Committee annually reviews and establishes our Chief Executive Officer’s base salary. Mr. Missad’s salary is based on comparable compensation data, the Committee's assessment of his past performance, and its expectation as to his future contributions in leading our Company.  Mr. Missad's base salary fell in the lower quartile of the salaries of comparable executives in our peer group.  The Committee has complete discretion in setting the base salary for Mr. Missad (who does not have an employment agreement with our Company).  For 2015, Mr. Missad is eligible to receive 20% of the Corporate Business Unit bonus pool, subject to the limits described above.

Long-Term Stock Incentive Plan.  We provide long-term incentive compensation to our executive officers and key employees through stock options, grants of restricted shares, conditional stock grants, and other equity-based awards under the terms of our amended and restated Long Term Stock Incentive Plan ("LTSIP").  The Committee has complete discretion in determining eligibility for participation and the type and number of shares subject to awards made under the LTSIP.

In the recent past, the Committee authorized the grant of shares of restricted Company stock to the Company's officers and managers based upon the Committee's assessment of individual performance as well as the Company's performance for the immediately preceding year.  Our Chief Executive Officer would recommend to the Committee, for its approval, the number of shares that were subject to each restricted stock award based upon his subjective assessment as to the appropriate amount of shares to be granted to each recipient.  The Committee, subject to the Board's approval, determined the number of shares to be granted to our Chief Executive Officer.

As described above, for 2014 performance, the number of shares of restricted stock granted to employees is determined by each employee's Excess Bonus earned under the Performance Plan.  Based upon the formula described above, our Named Executives received restricted stock awards in the following amounts for 2014 performance under our Performance Plan:

	Matthew J. Missad	Michael R. Cole	Patrick M. Webster	Allen T. Peters	Patrick M. Benton
Shares subject to three-year vesting (1)	4,660	0	3,427	2,254	0
Shares subject to five-year vesting (2)	3,575	0	3,392	1,178	0

(1)	Amount determined by multiplying 125% of each Named Executive's current salary by 1.75, less the amount of the paid cash bonus (the "Three Year Restricted Stock Amount"), divided by $50.36, the closing price of the Company's common stock on the award date.

(2)	Amount determined by (a) each Named Executive's total earned bonus under the Performance Bonus pool, less the sum of (1) the total cash bonus, (2) the Three Year Restricted Stock Amount, and (3) their share of the Reallocated Restricted Stock Amount, divided by (b) $50.36, the closing price of the Company's common stock on the award date.

We encourage and promote ownership of Company stock by our employees and directors. We have a Minimum Stock Ownership Policy that sets requirements for ownership of our common stock by our key employees and independent directors, as follows:

Title	Company Stock Ownership Requirement
Officers	$200,000
General Manager of Operations and Corporate Directors	$100,000
Operations Managers, Plant Managers, Sales Managers, Executive Managers and Senior Managers	$50,000
Independent Directors	2,500 shares

Effective June 1, 2011, the Board adopted our Stock Match Program ("SMP").  Under the SMP, the Company grants shares of restricted Company stock to employees who invest in shares of Company stock under our Deferred Compensation Plan (the “DCP”).  Under the SMP, $0.85 of Company stock is issued for each $1.00 deferred and invested in Company stock under the DCP.  The shares granted under the SMP vest in full on the fifth anniversary of the grant date, subject to certain acceleration events.

Our DCP allows key employees to defer a portion of their salary and/or bonus.  Participants in the DCP may elect to invest the deferred amounts in certain investment alternatives, including our common stock.  Also, under the DCP, if a key employee’s ownership of our common stock is below certain targeted thresholds, the amount of the deferral must be used to invest in shares of our common stock.  Any investment in shares of our common stock is made at a 15% discount from the then prevailing market price of our common stock.  In general, each employee receives a payout of his or her DCP account one year from the date they leave our Company, unless preceded by retirement, death, or change in control, in which case the employee or his or her beneficiary may receive the distribution earlier, subject to DCP provisions.

We have a shareholder approved Employee Stock Purchase Plan (the “ESPP”) which allows our employees to make a payroll deduction or lump sum contributions, or both, for the purchase of our common stock.  Shares of our common stock are purchased with the money in the employee's account on the last trading day of the quarter, at a 15% discount from the then prevailing market price of our common stock.  All eligible employees with at least one year of service may participate in the ESPP.  Under the ESPP, an employee may not acquire more than $25,000 of our common stock in any one plan year, based upon the fair market value of our stock as of the date of purchase.

We have a Stock Gift Program under which eligible employees receive a modest amount of our common stock on specified service anniversaries with us.

Executive Retirement Plan. On October 14, 2010, the Committee approved an Executive Retirement Plan for officers with 20 or more years of Company service and at least 10 years of service as an officer.  This Plan provides for a retirement benefit at age 62 or later of 150% of base salary (based upon the executive's highest annual base salary during the three year period preceding retirement) and is payable over three years after retirement, death, or disability.

Impact of Restatements Retroactively Impacting Financial Goods. The Company has not had any material restatement of prior financial results.  If such restatements were to occur, the Committee and Board would review the matter and determine what, if any, adjustment to current or prior compensation might be appropriate.

Deductibility of Compensation.  Our policy is to pay all earned compensation regardless of whether it exceeds the One Million Dollar ($1,000,000.00) limitation on compensation deductions set forth in Section 162(m) of the Internal Revenue Code.  To ensure the maximum tax deductibility for our Company, we received shareholder approval of our Performance Plan.

PERSONNEL AND COMPENSATION COMMITTEE REPORT

The primary purpose of the Personnel and Compensation Committee is to assist the Board in discharging its responsibilities related to the compensation of our Company's executives.  The Committee’s responsibilities are more fully described in its Charter, which is available on our website.

The Committee reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement.  Effective as of March 3, 2015, based upon that review and those discussions, the Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Bruce A. Merino, Chairman
John M. Engler
Thomas W. Rhodes
Louis A. Smith
Mary E. Tuuk

Summary Compensation Table

The following table shows certain information regarding the compensation for our Chief Executive Officer, Chief Financial Officer, and our three other most highly compensated executive officers for each of our last three fiscal years (the "Named Executives").

Name and Principal Position	Year	Salary (1)	Stock Awards (2)	Non-Equity Incentive Plan Compen-sation (1)(3)	All Other Compen- sation (4)	Total
Matthew J. Missad, Chief Executive Officer	2014 2013 2012	$526,004 514,925 506,875	$506,133 222,251 175,990	$938,788 922,163 563,144	$44,124 51,241 44,518	$2,015,049 1,710,580 1,290,527
Michael R. Cole, Chief Financial Officer	2014 2013 2012	326,650 304,408 297,716	45,838 90,858 87,995	591,416 460,555 211,179	45,422 43,246 36,210	1,009,326 899,067 633,100
Patrick M. Webster, President and Chief Operating Officer	2014 2013 2012	386,092 375,058 369,185	434,565 155,891 145,660	690,464 677,399 422,358	44,184 41,481 46,272	1,555,305 1,249,829 983,475
Allen T. Peters, President, UFP Western Division	2014 2013 2012	251,875 244,167 233,333	209,298 85,439 32,880	454,125 433,750 385,167	35,326 35,581 36,123	950,624 798,936 687,503
Patrick M. Benton Executive Vice President, UFP Eastern Division – North (5)	2014	246,640	76,800	500,988	26,574	851,002

(1)	Includes amounts deferred by the Named Executives under our Profit Sharing and 401(k) Plan and DCP. The 2014 amounts include deferrals under the DCP in the amount of $115,000 for Mr. Missad, $50,000 for Mr. Cole, $115,000 for Mr. Webster, $39,930 for Mr. Peters, and $25,000 for Mr. Benton. The 2013 amounts include deferrals under the DCP in the amount of $115,000 for Mr. Missad, $50,000 for Mr. Cole, $115,000 for Mr. Webster, and $46,975 for Mr. Peters. The 2012 amounts include deferrals under the DCP in the amount of $115,000 for Mr. Missad, $112,000 for Mr. Cole, $115,000 for Mr. Webster, and $3,000 for Mr. Peters.

(2)	The 2014 amounts include 8,235 shares granted to Mr. Missad, 6,819 shares granted to Mr. Webster, 3,432 shares granted to Mr. Peters on February 19, 2015 under the LTSIP based upon performance during 2014, and 1,000 shares granted to Mr. Benton in connection with his promotion and relocation. The 2013 amounts include 2,400 shares granted to Mr. Missad, 1,200 shares granted to Mr. Webster, and 800 shares granted to Messrs. Cole and Peters on February 27, 2014 under the LTSIP based upon performance during 2013. The 2012 amounts include 2,250 shares granted to Mr. Missad, 1,125 shares granted to Mr. Cole, 1,500 shares granted to Mr. Webster, and 750 shares granted to Mr. Peters on July 19, 2012 under the LTSIP. The amount set forth in this column represents the aggregate fair value of the awards as of the grant date, computed in accordance with FASB ASC Topic 718, "Compensation-Stock Compensation." The assumptions used in calculating these amounts are based on a vesting period of five years, subject to acceleration upon reaching age 60.

The 2014 amounts include the Company match under the SMP on February 26, 2015 to Messrs. Missad, Cole, Webster, Peters, and Benton in the amount of 1,692; 848; 1,687; 675; and 421 shares, respectively.  The 2013 amounts include the Company match under the SMP on February 27, 2014 to Messrs. Missad, Cole, Webster, and Peters in the amount of 1,619; 843; 1,619; and 745 shares, respectively. The 2012 amounts include the Company match under the SMP on February 28, 2013 to Messrs. Missad, Cole, Webster, and Peters in the amount of 2,146; 1,083; 2,146; and 63 shares, respectively.

(3)	Represents annual cash bonus payments under performance-based bonus plans tied to our operating profit and ROI, which cover substantially all salaried employees.

(4)	The amounts in this column include Company contributions to our Profit Sharing and 401(k) Plan for 2014 in the amount of $3,900 for Messrs. Missad, Cole, Webster, and Peters, and $3,519 for Mr. Benton. Subject to certain requirements, including age and service requirements, all of our employees are eligible to participate in our Profit Sharing and 401(k) Plan.

Also included in this column is personal use of corporate aircraft for 2014 in the amount of $10,109 for Mr. Missad, $3,250 for Mr. Webster, $337 for Mr. Peters, and $161 for Mr. Benton.  We permit limited personal use of corporate aircraft by the Named Executives, and personal use of our aircraft requires approval by our Chief Executive Officer.  We calculate the incremental cost to our Company for personal use of our aircraft based on the cost of fuel and oil per hour of flight; trip-related inspections, repairs and maintenance; landing, parking and hangar fees; supplies; and other variable costs.  Since our aircraft is used primarily for business travel, we do not include the fixed costs that do not change based on personal usage, such as pilots’ salaries, the purchase or leasing costs of our aircraft, and the cost of maintenance not related to specific trips.

The amount in this column also includes the following fringe benefits, none of which exceeded the greater of $25,000 or 10% of the Named Executive's aggregate fringe benefits: automobile allowance, automobile insurance, gasoline, use of Company-owned property, insurance premiums, a convenience allowance, and taxes paid on behalf of the Named Executive.

(5)	Mr. Benton became a Named Executive Officer for the first time during fiscal 2014.

Narrative Disclosure of Perquisites and Benefits

We provide benefit programs to executive officers and other employees.  The following table generally identifies such benefit plans and those employees who may be eligible to participate:

Benefit Plan	Officers	Certain Managers	Full-Time Exempt Employees	Full-Time Non-Exempt Employees
401(k) Plan	√	√	√	√
Medical/Dental/Vision Plans	√	√	√	√
Life and Disability Insurance	√	√	√	√
Employee Stock Purchase Plan	√	√	√	√
ROI Bonus Plan	√	√	√	Not Offered
Hourly ROI Bonus	Not Offered	Not Offered	Not Offered	√
Equity Incentive Plans	√	√	√	Not Offered
Change in Control and Severance Plan	√	√	Not Offered	Not Offered
Deferred Compensation Plan	√	√	Not Offered	Not Offered
Executive Retirement Plan	√	Not Offered	Not Offered	Not Offered
Holiday Gifts Not Exceeding $1,500	√	√	√	√

We believe perquisites for executive officers should be limited in scope and value.  As a result, we have historically provided nominal perquisites.  The following table generally illustrates the perquisites we do and do not provide, and identifies those employees who may be eligible to receive them.

Type of Perquisites	Officers	Certain Managers	Full-Time Employees
Employee Discount	√	√	√
Convenience Allowance (1)	√	Not Offered	Not Offered
Automobile Allowance	√	√	Not Offered (2)
Personal Use of Company Aircraft	Only with CEO Approval	Only with CEO Approval	Not Offered

(1)	We provide our officers with a limited taxable convenience allowance which they may use for household management, health and wellbeing, and similar expenses.

(2)	Certain sales and management personnel receive an automobile allowance. Other employees receive reimbursement, in accordance with the Internal Revenue Code, of various costs incurred in connection with the utilization of their personal vehicles in connection with business travel.

Grants of Plan-Based Awards

The following table reflects the grant of plan-based awards for fiscal 2014 to the Named Executives, and sets forth information on possible payouts to the Named Executives under our Performance Plan for fiscal 2014.

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units (3) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Maximum (2) ($)	Threshold (#)	Maximum (#)
Matthew J. Missad	02/19/15 02/26/15	0	$938,787	0	0	8,235 1,692	0 0	0 0	$414,715 91,418
Michael R. Cole	02/26/15	0	605,470	0	0	848	0	0	45,838
Patrick M. Webster	02/19/15 02/26/15	0	690,464	0	0	6,819 1,687	0 0	0 0	343,405 91,160
Allen T. Peters	02/19/15 02/26/15	0	454,125	0	0	3,432 675	0 0	0 0	172,836 36,462
Patrick M. Benton	02/26/15	0	437,500	0	0	1,421	0	0	76,800

(1)	The amounts reported in these columns are not actual awards; rather, they represent the maximum awards that could have been earned by each Named Executive for fiscal 2014 under our Performance Plan. The actual amount paid to each Named Executive under this plan for fiscal 2014 is reported in the Summary Compensation Table. Amounts earned under this Plan are required to be paid within 75 days after our fiscal year-end and are subject to the maximum payment amount described in footnote (2). For details regarding how awards are determined under the Plan, see the "Compensation Discussion and Analysis" section of this Proxy Statement.

(2)	Represents 1.75 times each Named Executive's current base salary, the maximum amount of any earned bonus that is payable in cash under our Performance Plan.

(3)	Reflects the grant of shares of restricted Company stock. As described in the "Compensation Discussion and Analysis" section above, the amount of an employee's bonus earned in excess of the limit referenced in footnote (2) is payable in shares of restricted Company stock that cliff vest in either three or five years, subject to accelerated vesting upon death, disability, retirement, or a change in control. The grant date fair value of the awards is included in the “Stock Awards” column in the Summary Compensation Table.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning equity awards held by the Named Executives as of December 27, 2014:

			Option Awards				Stock Awards
Name	Grant Date	Vesting Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (2)
Matthew J. Missad	02/27/14	02/27/19					2,400	$126,744
	02/27/14	02/27/19					1,619	85,499
	02/28/13	02/28/18					2,146	113,330
	07/19/12	07/19/17					2,250	118,823
	02/27/12	02/27/17					2,502	132,130
	02/01/11	02/01/16					1,000	52,810
	02/01/10	02/01/15					1,000	52,810
	08/01/04	08/01/14	4,000		$30.64	08/01/15
Michael R. Cole	02/27/14	02/27/19					800	42,248
	02/27/14	02/27/19					843	44,519
	02/28/13	02/28/18					1,083	57,193
	07/19/12	07/19/17					1,125	59,411
	02/01/11	02/01/16					1,000	52,810
	02/01/10	02/01/15					1,000	52,810
	08/01/04	08/01/14	4,000		30.64	08/01/15
	01/01/00	04/01/15		5,000	26.49	04/01/16
Patrick M. Webster	02/27/14	02/27/19					1,200	63,372
	02/27/14	02/27/19					1,619	85,499
	02/28/13	02/28/18					2,146	113,330
	07/19/12	07/19/17					1,500	79,215
	02/27/12	02/27/17					2,535	133,873
	02/01/11	02/01/16					1,500	79,215
	02/01/10	02/01/15					1,500	79,215
Allen T. Peters	02/27/14	02/27/19					800	42,248
	02/27/14	02/27/19					745	39,343
	02/28/13	02/28/18					63	3,327
	07/19/12	07/19/17					750	39,608
	02/01/11	02/01/16					750	39,608
	02/01/10	02/01/15					750	39,608
	01/15/08	01/15/18							500	$26,405
	01/16/07	01/16/17							500	26,405
Patrick M. Benton	02/27/14	02/27/19					300	15,843
	02/27/14	02/27/19					155	8,186
	02/28/13	02/28/18					351	18,536
	02/01/11	02/01/16					750	39,608
	02/01/10	02/01/15					750	39,608
	01/15/08	01/15/18							500	26,405
	01/16/07	01/16/17							500	26,405

(1)	Represents shares of restricted stock granted to each Named Executive. The shares are subject to risks of forfeiture until they vest in full. Subject to accelerated vesting for death, disability, retirement, or a change in control of our Company, the shares vest in full on the fifth anniversary of the grant date.

(2)	The market value of the shares in these columns is based upon the closing price of our common stock as of December 27, 2014.

Option Exercises and Stock Vested

The following table provides information on the number and value of options exercised and stock grants vested in 2014 by the Named Executives.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
Matthew J. Missad	0	0	1,060	$55,703
Michael R. Cole	0	0	1,066	56,018
Patrick M. Webster	0	0	1,600	84,080
Allen T. Peters	0	0	895	47,032
Patrick M. Benton	0	0	895	47,032

(1)	Value based upon the closing market price of our Company’s common stock on the vesting date.

Non-Qualified Deferred Compensation

The following table provides certain information relating to each deferred compensation plan that provides for the deferral of compensation on a basis that is not tax qualified.  The aggregate amounts are based entirely on employee deferrals and earnings on these deferrals.

Names	Executive Contributions in 2014 (1)	Company Contributions in 2014 (2)	Aggregate Earnings in 2014 (3)	Aggregate Withdrawals / Distributions in 2014	Aggregate Balance at December 31, 2014
Matthew J. Missad	$115,000	$20,294	$28,494	0	$1,001,893
Michael R. Cole	50,000	8,823	10,886	0	369,899
Patrick M. Webster	115,000	17,647	59,631	0	2,017,777
Allen T. Peters	46,975	7,046	(126)	0	64,976
Patrick M. Benton	25,000	4,412	659	0	38,190

(1)	Each of the amounts reported in this column are also reported as non-equity incentive plan compensation or salary in the Summary Compensation Table. The amounts shown include deferrals under our DCP from the annual bonus earned for 2014 and monthly salary for 2014 for Mr. Missad of $100,000 and $15,000, respectively; from the annual bonus earned for 2014 and monthly salary for 2014 for Mr. Cole of $35,000 and $15,000, respectively; from the annual bonus earned for 2014 and monthly salary for 2014 for Mr. Webster of $100,000 and $15,000, respectively; from the annual bonus earned for 2014 and the monthly salary for 2014 of Mr. Peters of $36,330 and $3,600, respectively; and from the annual bonus earned for 2014 of Mr. Benton of $25,000.

(2)	The amounts reflect the Company’s 15% discount for shares of Company common stock acquired under our DCP attributable to fiscal 2014 salary and/or bonus deferrals.

(3)	Amounts shown are credited to the Named Executive's deferred compensation account(s). The amounts reflect the earnings on various investments in the account(s), including investments in our common stock.

Our DCP allows key employees to defer a portion of their incentive bonus and base salary. The maximum amount a Named Executive can defer is $100,000 from incentive compensation and $15,000 from base salary, per year.  As described in the Compensation Discussion and Analysis, amounts deferred must be invested in our common stock until certain ownership requirements are met.  Payouts occur as provided at the time of employee deferral, or if not specified by the employee, upon separation from employment.

Other Post-Employment Compensation

Severance Agreements

On October 14, 2010, the Committee approved an Executive Retirement Plan for officers with 20 or more years of service to the Company and at least ten years of service as an officer.  The Plan provides for a retirement benefit at age 62 or later of 150% of base salary (based upon the executive’s highest annual base salary during the three year period preceding retirement) and is payable over three years after retirement, death, or disability.

Potential Payments upon Termination, Death, Disability, Retirement, or Change in Control

The following table quantifies the incremental amounts that would have been vested and become payable on December 27, 2014 to each Named Executive in the event of death, permanent disability, retirement, or change in control.

	Benefit	Death	Disability	Retirement (1)	Change in Control (2)
Matthew J. Missad (3)	Cash Severance (3)	$790,425	$790,425	$790,425	$1,580,850
	Equity: (4)
	- Restricted Stock	682,147	682,147	682,147	682,147
	- Unexercisable Options	0	0	0	88,680
	Health and Welfare	27,566	27,566	27,566	27,566
	TOTAL:	1,500,138	1,500,138	1,500,138	2,379,243
Michael R. Cole	Cash Severance (3)	509,975	509,975	509,975	339,983
	Equity: (4)
	- Restricted Stock	308,991	308,991	308,991	308,991
	- Unexercisable Options	0	0	0	220,280
	Health and Welfare	27,556	27,556	27,556	27,556
	TOTAL:	846,532	846,532	846,532	896,821
Patrick M. Webster	Cash Severance (3)	580,577	580,577	580,577	774,102
	Equity: (4)
	- Restricted Stock	633,720	633,720	633,720	633,720
	- Unexercisable Options	0	0	0	0
	Health and Welfare	27,556	27,556	27,556	27,556
	TOTAL:	1,241,863	1,241,863	1,241,863	1,435,388
Allen T. Peters	Cash Severance (3)	61,966	61,966	61,966	505,000
	Equity: (4)
	- Restricted Stock	256,551	256,551	256,551	256,551
	- Unexercisable Options	0	0	0	0
	Health and Welfare	27,556	27,556	27,556	27,556
	TOTAL:	346,083	346,083	346,083	789,117
Patrick M. Benton	Cash Severance (3)	375,000	375,000	375,000	250,000
	Equity: (4)
	- Restricted Stock	174,590	174,590	174,590	174,590
	- Unexercisable Options	0	0	0	0
	Health and Welfare	27,556	27,556	27,556	27,556
	TOTAL:	577,156	577,156	577,156	452,156

(1)	Accounts of the Named Executives in deferred compensation plans and 401(k) plans are not included.

(2)	The Company's change in control policy provides for payments to certain executives who would likely be subject to job loss or significant change in job duties upon a change in control. Mr. Missad would have received three years of salary, Messrs. Webster and Peters would have received two years of salary, and Messrs. Benton and Cole would have received one year of salary.

(3)	None of our Named Executives has an employment agreement with the Company. In lieu of severance, our Board has approved an Executive Retirement Plan for officers who have been employed by the Company for at least 20 years and officers for at least ten years. Upon death, permanent disability, or retirement at age 62 or later, qualifying employees are entitled to receive three annual cash payments, with each payment equal to one-half of the highest annual base salary during the three year period preceding separation. Each of the Named Executives, other than Mr. Peters, has met the service requirements of the policy. The Committee retains discretion to award severance to an officer with 20 years of service and ten years as an officer who does not meet the age requirements for retirement. In addition to the benefits provided under the Executive Retirement Plan, the Named Executives are eligible for a stipend for health care. The value of payments to cover COBRA costs is listed in the Health and Welfare line in the table.

(4)	Stock awards and stock options which are already vested are not included in the table. Unexercisable stock options are shown at the market value on December 27, 2014, less the exercise price.

Director Compensation

The following table sets forth certain information regarding the compensation earned by or awarded to each non-employee director during fiscal 2014.

Names	Fees Earned or Paid in Cash (1)	Stock Awards (2)	All Other Compensation	Total
William G. Currie (3)	$120,648	$108,020	$121,134	$349,802
John M. Engler	74,324	75,614	0	149,938
Gary F. Goode (4)	103,324	75,614	0	178,938
Bruce A. Merino (5)	79,324	75,614	0	154,938
Mark A. Murray (5)	91,324	75,614	0	166,938
Thomas W. Rhodes	86,324	75,614	0	161,938
Louis A. Smith	90,324	75,614	0	165,938
Mary E. Tuuk	67,324	75,614	0	142,938
Brian C. Walker	0	0	0	0

(1)	For 2014, each non-employee director (except for Mr. Currie) received a $52,324 annual retainer fee, $1,500 for attendance at each regular and special meeting of the Board, and $1,500 for each committee meeting they attended. Each independent director may participate in the Director Retainer Stock Plan (the "DRSP"). The DRSP provides that the director may elect to receive Company stock, on a deferred basis, at a rate of 110% of their deferred annual retainer, Board and committee meeting fees, and any committee chairperson fees (collectively, the “Deferred Retainer”) in lieu of cash compensation for the Deferred Retainer. Messrs. Engler, Goode, Murray, Rhodes, and Smith participated in the DRSP and were allocated shares of Company stock, in lieu of cash fees, in the following respective amounts during 2014: 1,480 shares; 2,283 shares; 1,960 shares; 1,750 shares; and 1,903 shares. Beginning in 2012, directors could elect to defer the receipt of shares earned under our Director Stock Grant Program, described in footnote (2) below.

(2)	Under our Executive Stock Grant Plan (the "ESGP"), each independent director is granted 1,000 shares of Company stock each year. Those shares are subject to vesting on the fifth anniversary of the date of grant, subject to earlier vesting upon the attainment of age 60, death, disability or a change in control. Also, under our Director Stock Grant Program, each independent director (except for Mr. Currie) receives 100 shares of common stock for each Board meeting they attend, up to a maximum of 400 shares per year. Messrs. Engler, Goode, Merino, Murray, Rhodes, and Smith, and Ms. Tuuk each received 400 shares on February 26, 2015. Each of those directors, other than Mr. Merino and Ms. Tuuk, elected to defer receipt of those shares under our DRSP. The amount set forth in this column represents the aggregate fair value of the awards as of the grant date, computed in accordance with FASB ASC Topic 718, "Compensation-Stock Compensation." The assumptions used in calculating these amounts are based on a vesting period of five years, subject to acceleration upon reaching age 60.

(3)	Mr. Currie received $121,134 as a payout on a deferred compensation plan from amounts deferred in prior years, and $104,648 for serving as Chairman of the Board. As Chairman, Mr. Currie is granted 2,000 shares of Company stock each year under our ESGP. Beginning in 2014, Mr. Currie also receives $1,500 for each regular and special Board meeting he attends.

(4)	Mr. Goode is Chairman of the Audit Committee and receives an additional $20,000 per year for serving in that capacity.

(5)	Mr. Merino is Chairman of the Personnel and Compensation Committee and receives an additional $5,000 per year for serving in that capacity. Mr. Murray is Chairman of the Nominating and Corporate Governance Committee and receives an additional $5,000 per year for serving in that capacity.

(6)	Mr. Walker was appointed to the Board in January 2015.

Each director is also entitled to reimbursement for his or her reasonable out-of-pocket expenses incurred in connection with travel to and from, and attendance at, meetings of our Board or its committees and related activities, including director education courses and materials.  Each director is required to own a minimum of 2,500 shares of our Company stock within two years of joining our Board.

Equity Compensation Plan Information

As discussed above, we maintain certain equity compensation plans under which shares of our common stock are authorized for issuance to employees and directors in exchange for services.  The following sets forth certain information regarding our equity compensation plans as of December 27, 2014.

	Number of shares to be issued upon exercise of outstanding options	Weighted average exercise price of outstanding options	Number of shares remaining available for future issuance under equity compensation plans [excluding shares reflected in column (a)] (1)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	23,737	$32.03	2,268,278
Equity compensation plans not approved by security holders	none

(1)	The number of shares remaining available for future issuance under equity compensation plans, excluding outstanding options, warrants, or similar rights, as of December 27, 2014, is as follows: 121,276 shares for our Employee Stock Purchase Plan, 10,387 shares for our Director Retainer Stock Plan, and 6,758 shares for our Stock Gift Program. In addition, the remaining 2,129,857 shares available for future issuance under our LTSIP, may be made in the form of options as well as stock appreciation rights, restricted stock, performance shares, or other stock-based awards.

AUDIT COMMITTEE REPORT

On February 23, 2015, the Audit Committee submitted to the Board of Directors the following report:

The Committee has reviewed and discussed with management our Company's audited financial statements as of and for the year ended December 27, 2014.

The Committee has discussed with our independent auditors the matters covered by Public Company Accounting Oversight Board (PCAOB) standards, AU Section 380 Communication with Audit Committees.

The Committee has received from Deloitte the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte communications with the Audit Committee concerning independence, has discussed with Deloitte their independence, and has satisfied itself as to Deloitte's independence.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements referred to above be included in our Company's Annual Report on Form 10-K for the year ended December 27, 2014.

Gary F. Goode, Chairman
Mark A. Murray
Thomas W. Rhodes
Mary E. Tuuk

The reports of the Audit Committee and the Personnel and Compensation Committee shall not be deemed to be soliciting material filed or by reference in any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires directors, executive officers, and greater than 10% beneficial owners to file reports of ownership and changes in ownership of shares of common stock with the SEC, and applicable regulations require them to furnish us with copies of all Section 16(a) reports they file.  Based solely upon review of the copies of such reports furnished to us, or written representations that no such reports were required, all Section 16(a) filing requirements applicable to the reporting persons were made in compliance with the Exchange Act.

GENERAL

The cost of the solicitation of proxies will be paid by our Company.  In addition to the use of the United States Postal Service, proxies may be solicited personally, by telephone, by facsimile, or by electronic mail by our employees who will not receive additional compensation for solicitation of proxies.  We do not intend to pay any compensation for the solicitation of proxies, except that we will reimburse brokers, nominees, custodians, and other fiduciaries for their expenses in connection with sending materials to beneficial owners and obtaining their proxies.

RELATED PARTY TRANSACTIONS

The Audit Committee has responsibility to review, approve, or ratify related party transactions involving directors, executive officers, and their respective affiliates and immediate family members. As a general practice, our Board has required the related party, if a Board member, to recuse himself or herself from the meeting, and the Board considers the proposed transaction on the basis of what is fair to our Company and is in the best interest of our shareholders.  There were no reportable related party transactions during 2014.

AVAILABILITY OF FORM 10-K

Shares of our common stock are traded under the symbol UFPI on The Nasdaq Stock Market.  Our Form 10-K filed with the SEC will be provided free of charge to any shareholder upon written request.  Significant financial information is available on our website at http://www.ufpi.com.  For more information, contact our Investor Relations Department at 2801 East Beltline NE, Grand Rapids, MI 49525.

SHAREHOLDER PROPOSALS

Shareholders who intend to submit a proposal for inclusion in our proxy materials for our 2014 Annual Meeting of Shareholders may do so by following the procedures described in SEC Rule 14a-8.  To be eligible for inclusion, shareholder proposals must be received by our Secretary no later than November 7, 2015.  Proposals of shareholders should be addressed to the attention of Secretary, 2801 East Beltline NE, Grand Rapids, MI 49525.  In addition, under our Bylaws, no business may be brought before an annual meeting unless it is specified in a notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board or by a shareholder who has delivered written notice to our Secretary (containing certain information specified in the Bylaws about the shareholder and the proposed action), not less than 30 days prior to the date of the originally scheduled meeting.  This requirement is separate from and in addition to the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in our proxy materials.

As of the date of this Proxy Statement, no proposals from any shareholders to be presented at the 2015 Annual Meeting of Shareholders have been received by us.

HOUSEHOLDING OF PROXY MATERIALS

Only one annual report and proxy statement are sent to multiple shareholders sharing a single address, unless we have received instructions to the contrary from one or more of such shareholders. If you prefer to receive individual copies of the proxy materials, send your request in writing to the attention of Investor Relations Department, 2801 East Beltline NE, Grand Rapids, MI 49525, or call 800-598-9663.

March 6, 2015

By Order of the Board of Directors,

David A. Tutas, General Counsel and Secretary

APPENDIX A

UNIVERSAL FOREST PRODUCTS, INC.
DIRECTOR RETAINER STOCK PLAN, AS AMENDED

1.              ESTABLISHMENT.  Universal Forest Products, Inc. hereby establishes the "Universal Forest Products, Inc. Director Retainer Stock Plan, as Amended" for Eligible Directors of the Company.

2.              EFFECTIVE DATE.  The Plan shall become effective immediately upon its approval by the Board of Directors of the Company, at which time no further deferrals or stock issuances (other than those already elected) will be made under the Company's Director Retainer Stock Plan.

3.              PURPOSE.  The purpose of the Plan is to provide Eligible Directors with a means of expressing their commitment to the Company by subjecting their deferred retainer fees to the stock market performance of the Company's stock.

4.              DEFINITIONS.

(a)            Reserve Account.  The term "Reserve Account" shall have the meaning given in Paragraph 6 of the Plan.

(b)            Code.  The term "Code" means the Internal Revenue Code, as amended.

(c)            Company.  The term "Company" shall mean Universal Forest Products, Inc., a Michigan corporation, and its successors and assigns.

(d)            Election Agreement.  The term "Election Agreement" shall mean each and every Election Agreement executed by an Eligible Director and delivered to the Company hereunder, the form of which is attached to the Plan as Exhibit A, and is incorporated by reference herein.

(e)            Eligible Director.  The term "Eligible Director" shall mean any present or future director of the Company who is not an employee of the Company or any subsidiary of the Company.

(f)             Market Price.  The term "Market Price" shall mean the closing price of the Stock as reported on the NASDAQ Global Select Market on the date of the required calculation or, if there were no Stock transactions on such day, on the next preceding day on which there were Stock transactions.

(g)            Participating Director.  The term "Participating Director" shall mean an Eligible Director who has executed and delivered an Election Agreement to the Company.

(h)            Payment Date.  The term "Payment Date" shall mean the Participant’s “separation from service” with the Company under the regulations promulgated under Section 409A of the Code, which shall be the earliest to occur of the following dates:  (i) the later of the date of the Participating Director's Retirement or the date (if any) specified in the Participating Director's Election Agreement; or (ii) the Participating Director's death; or (iii) the participating Director's total and permanent disability.

No acceleration of the Payment Date is permitted unless authorized under the Code or in the regulations or guidance thereunder.

(i)              Plan.  The term "Plan" shall mean the Company's Director Retainer Stock Plan, as it may be amended from time to time.

(j)              Plan Year.  The Plan Year shall be January 1 to December 31 of each year.

(k)             Retainer Fee.  The term "Retainer Fee" means the aggregate amount of the annual retainer, all fees payable with respect to attendance at board and board committee meetings, and any committee chairperson fees that would be paid to a Participating Director during the Plan Year in question.

(l)              Retirement.  The term "Retirement" shall mean the voluntary or involuntary resignation of a director, the removal of a director with or without cause, or the conclusion of a director's term of office where the director is not reelected by shareholders of the Company to a succeeding term.

(m)            Stock.  The term "Stock" shall mean the no par value common stock of the Company.

 5.            DIRECTORS' ELECTIONS.  Each Eligible Director shall be given an opportunity by the Company, on an annual basis, to defer receipt of (a) all, but not less than all, of the Retainer Fee (the “Deferred Retainer”), and/or (b) shares issuable under the Director Stock Grant Program which such Eligible Director has the opportunity to earn during the next succeeding Plan Year through service as a director of the Company.  In order to participate in the Plan for a particular Plan Year, an Eligible Director must elect in writing to participate, and such election must be effective before the beginning of the Plan Year to which the election relates.  An Eligible Director may, however, make an election in writing to participate with respect to the remainder of a Plan Year within thirty (30) days after the date the Eligible Director first becomes eligible to participate in the Plan.  To make an effective election, a properly completed and executed Election Agreement must be received by the Company at the address specified on such Election Agreement.

 6.            RESERVE ACCOUNT.

(a)           Establishment of Account.  The Company shall establish and maintain a Reserve Account for each Participating Director.  The Reserve Account shall reflect all entries required to be made pursuant to the terms and conditions of the Participating Director's Election Agreement.  There shall be a separate accounting for each Election Agreement made by each Participating Director.

(b)            Credits to Account.  The Company shall credit to a Participating Director's Reserve Account a number (to four decimal places) of units that is equal to 110% of the amount of the Participating Directors' Deferred Retainer (but not the shares deferred under Section 5(b) above) pursuant to an Election Agreement, as periodically earned by the Participating Director divided by the Market Price on the day upon which such amounts are earned.  For this purpose, the amounts of a Participating Director's Retainer Fee are deemed earned on May 1 (February through April amounts), August 1 (May through July amounts), November 1 (August through October amounts), and the next February 1 (November through January amounts).

The Company shall credit to the Reserve Account, on each day the Company declares a cash dividend to holders of the Stock, that number (to four decimal places) of units that is equal to the total number of units in the Participating Director's Reserve Account on the declaration date for such dividend, multiplied by the cash dividend per share of Stock dividend by the Market Price on the declaration date for such dividend.  The number of units credited to a Reserve Account shall be adjusted appropriately by the Company in the event of any change in the Stock by reason of stock dividends, split-ups, recapitalizations, combinations, exchanges of shares and other like capital changes, but no adjustment shall be required by reason of any sales of shares of Stock by the Company at any price, whether below, at or above Market Price, and whether by or pursuant to warrant, option, right, conversion right or privilege or otherwise, and a Participating Director shall have no rights as a holder of Stock unless and until a certificate for shares of Stock is issued by the Company.

7.              PAYMENT OF ACCOUNT VALUE.

(a)            General.  The Company shall, with respect to each Reserve Account for each Participating Director, cause to be delivered to such Participating Director (or any applicable alternate payee, as determined under the Plan or the applicable Election Agreement) not later than ninety (90) days after the applicable Payment Date, the Payment Date value of such Reserve Account, in the form of shares of Stock, pursuant to the express terms and conditions of the Plan and the applicable Election Agreement.

(b)            Disability.  If a Payment Date occurs by reason of a determination by the Company that the Participating Director has become totally and permanently disabled (as defined in Code Section 409A), and if the disability is due to mental incapacity, the shares of Stock deliverable under the Plan and the applicable Election Agreement shall be issued in the name of and delivered to the Participating Director's legally appointed personal representative.  If no such representative has been appointed, then delivery date shall be in the name of and to the Participating Director's spouse, or if the Participating Director is then unmarried, such shares of stock or dollar amount shall be held until the persons who would be entitled thereto, if the Participating Director were then to die intestate, make proper claim of the Company for such shares of stock or dollar amount.

(c)            Death.  If a Payment Date occurs because the Participating Director died, the shares of Stock required to be delivered under the Plan and the applicable Election Agreement shall be issued not later than two and a half months following the end of the Plan Year of the Participating Director’s death, in the name and delivered to the Participating Director's beneficiary (or beneficiaries) as designated in the applicable Election Agreement, or, if none are so designated, in the name of and to the legally appointed personal representative of the Participating Director's estate.  If no legal proceedings for such appointment have been instituted within sixty days after receipt by the Company of notice of the Participating Director's death, such delivery shall be in accordance with the last sentence of Paragraph 7(b) above.

8.              ADMINISTRATION.  Directors of the Company who are not Eligible Directors shall be solely responsible for the administration of the Plan, but may delegate any portion of such responsibility that they determine to be appropriate.  To the extent consistent with the terms of the Plan, such directors shall have the power to interpret any Plan provision, to prescribe, amend and rescind rules and regulations relating to the Plan and to make all other determinations that it deems necessary or advisable to administer the Plan.  Such directors shall be called the Directors' Retainer Stock Plan Committee.

9.             "TOP HAT" PLAN.  The Plan is intended to be, for purposes of Titles I and IV of the Employee Retirement Income Security Act of 1974, as amended, an unfunded plan for the benefit of a selected group of non-employee management persons.

10.           OTHER BENEFITS.  Except to the extent specifically provided in the Company's Retirement Plan for Directors, or any other plan or arrangement maintained or sponsored by the Company, the Plan benefits to Eligible Directors (other than Retainer Fees) shall not be deemed to be compensation for the purpose of computing benefits under such Retirement Plan for Directors or other plan or arrangement.

11.           STATUS OF ACCOUNT.  The Company shall have full and unrestricted use of all property or amounts payable pursuant to the Plan, and title to and beneficial ownership of any assets which the Company may earmark to pay the amounts hereunder shall at all times remain in the Company and no Eligible Director shall have any property interest whatsoever in any specific assets of the Company.  The Reserve Account is not intended to be a trust account or escrow account for the benefit of a Participating Director or any other person, or an asset segregation for the benefit of a Participating Director or any other person.  The sole right of a Participating Director, or a Participating Director's heirs or personal representatives, is a right as an unsecured general creditor of the Company to claim any shares of Stock or dollar amount to which the Participating Director becomes entitled, pursuant to the terms and conditions of the Participating Director's Election Agreement and the Plan.  The Company shall provide each Participating Director with an annual report of his or her Reserve Account balance.  Such reporting shall be made each January.

12.           AMENDMENT OR TERMINATION.  The Company may, at any time and from time to time, terminate the Plan or make such amendments as it deems advisable; provided, however, that no such termination or amendment shall adversely affect or impair the contract rights of a Participating Director with respect to an effective Election Agreement, unless such Participating Director shall consent in writing to such termination or amendment; and, provided further, that no such amendment, without the approval of the Company's shareholders, may materially increase the benefits accruing to Eligible Directors under the Plan, increase the number of shares of Stock distributed under the Plan, or materially modify the requirements as to eligibility under the Plan.

13.           STOCK SUBJECT TO PLAN.  The maximum number of shares of Stock that shall be reserved for issuance under the Plan shall be 200,000 shares, subject to adjustment upon changes in the capitalization of the Company as provided in Paragraph 6 of the Plan.

14.           NON-PLAN DEFERRAL ARRANGEMENTS.  The Company does not intend that this Plan replace or supersede any presently existing retainer deferral arrangement or preclude the Company from implementing additional deferral arrangements.

15.           FUTURE DIRECTOR TERMS.  Nothing in this Plan or in any Election Agreement shall obligate a director to continue as such, or to accept any nomination for a future term as a director of the Company, or require the Company to nominate or cause the nomination of the director for a future term as a director of the Company.

16.           NO ALIENATION.  No shares of Stock or dollar amount deliverable under the Plan or under an Election Agreement shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrances or charge, other than by will or the laws of descent and distribution.

17.          WITHHOLDING.  The Company is entitled to withhold and deduct from any amounts due from the Company to a Participating Director, all legally required amounts necessary to satisfy any federal, state or local withholding and employment-related taxes arising directly or indirectly in connection with the Plan or any Election Agreement, and the Company may require the Participating Director to remit promptly to the Company the amount of such taxes before taking any future actions with respect to the Participating Director's Reserve Account or Election Agreement.

18.           INTERNAL REVENUE CODE SECTION 409A.  The Plan is subject to Code Section 409A and the regulations or guidance with respect to Code Section 409A are in the process of being issued and/or clarified.  In light of the foregoing, all amounts payable under the Plan will be subject to Code Section 409A and the regulations or guidelines with respect to Code Section 409A.  The Plan may be amended as reasonably necessary or desirable to legally minimize any adverse tax consequences to Participating Directors and/or the Company, and to preserve, to the fullest extent permissible, the economic provisions set forth in the Plan.

UNIVERSAL FOREST PRODUCTS, INC. ATTN: DAVID A. TUTAS 2801 EAST BELTLINE AVE. NE GRAND RAPIDS, MI 49525
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting  instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use  any touch-tone  telephone  to transmit your voting instructions up until 11:59  P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIl
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE IN PERSON
For directions to the meeting location and other special instructions for attending the meeting and voting in person, please review the proxy statement (available through the means noted above). At the meeting, you will need to request a ballot to vote these shares.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M82572-P61361 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.  DETACH AND RETURN THIS PORTION ONLY UNIVERSAL FOREST PRODUCTS, INC. For  Withhold    For all To withhold authority to vote for any individual The  Board of Directors recommends you vote For the following:  All All  Except nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 1. Election of Directors Nominees: 01)   Louis A. Smith 02)   Matthew J. Missad 03)   Thomas W. Rhodes 04)   Brian C. Walker The Board of Directors recommends you vote For the following proposals:  For  Against   Abstain  2. To consider and vote upon a proposal to amend our Company’s Director Retainer Stock Plan. 3. To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for fiscal 2015. 4. To approve the compensation of our Named Executives (this is an advisory vote). NOTE: Such other  business as may properly come before the meeting or any adjournment  thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M82573-P61361
UNIVERSAL FOREST PRODUCTS, INC. Annual Meeting of Shareholders APRIL 15, 2015, 8:30 AM

This proxy is solicited by the Board of directors

The undersigned hereby appoints William G. Currie and David A. Tutas as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of Universal Forest Products, Inc., held of record by the undersigned on February 17, 2015, at the Annual Meeting of Shareholders to be held April 15, 2015, and at any adjournment thereof.

this proxy, when properly executed, will be voted in the manner directed herein. if no such direction is made, this proxy will be voted in accordance with the Board of directors' recommendations. the shares represented by this proxy will be voted in the discretion of the proxies on any other matters that may come before the meeting.

Continued and to be signed on reverse side